EXHIBIT 1.4
Rules of procedure
of the Investment, Finance and Audit Committee
of the Supervisory Board of Infineon Technologies AG
– July 2005 version –
The Investment, Finance and Audit Committee (“Committee”) of Infineon Technologies AG adopts the following rules of procedure:
§ 1
General
(1)	The Committee shall conduct its business and fulfil its duties pursuant to the provisions of law, the Articles, the Rules of Procedure of the Supervisory Board and these Rules of Procedure. Its members have the same rights and duties insofar as neither law nor the Articles nor, to the extent permitted by law or the Articles, the Rules of Procedure of the Supervisory Board or these Rules of Procedure otherwise determine. They are not bound by orders or directives and are only obligated to further the good of the Company.

(2)	The Committee has the functions determined by applicable legal requirements, tasks assigned by the Supervisory Board in individual cases or generally by its rules of procedure. In particular the Committee discusses and reviews:
•	the correctness of the financial statements of the company

•	the independence of the auditors

•	adherence to applicable law throughout the company,

•	the duties of the internal auditors and the external auditors

•	the general management of business through the management board in the area of accounting; auditing; preparation of balance sheets; determination, monitoring and estimating of risks; and any internal controls system; including the reports that are presented to the audit committee pursuant to applicable law

•	the internal rules for the reporting of violations of accounting requirements or applicable law as well as the business Conduct Guidelines; in addition it processes such notifications.
§ 2
Chairman and Deputy Chairman
(1)	The Chairman of the Supervisory Board shall chair the Committee.

(2)	All members of the Committee must be independent of the Company within the meaning of applicable law and the rules of the capital markets on which the securities of the Company are listed or which are otherwise applicable.

(3)	Each member of the Committee must maintain a degree of knowledge of bookkeeping and accounting necessary or sensible for the fulfilments of the duties of the Committee. At least one member of the Committee must be a “financial expert” (within the meaning of US law).

(4)	Compensation for members of the Committee is determined by the Articles of the Company and the Resolutions of the General Shareholders Meeting. No member of the Committee may accept any additional compensation from the Company, with the exception of compensation for employees of the Company in connection with their employment duties.
§ 3
Duties of the Committee
(1)	The duties of the Committee include in particular:
(i)	Questions regarding accounting, in particular the preparation for the determination of the Supervisory Board regarding approval of the annual financial statements; for this purpose it is incumbent upon the Committee to review the preliminary audits of the annual financial statements, the Company report and the recommendation for the application of profits as well as to discuss the audit report with the external auditor.

(ii)	Review of interim financial statements to be made public or to be filed with stock exchange authorities.

(iii)	Questions regarding the independence of the auditor, appointment of the auditor for the annual and consolidated financial statements including determination of the points of emphasis for the audits, the granting of exceptional approvals for advisory services by the auditor and the exercise of oversight over the auditor.

(iv)	Discussion of violations of the internal control system or other occurrences potentially to be reported by the audit committee to the Management Board.

(v)	Determination of a procedure that makes it possible for employees of the company to anonymously and confidentially report to the audit committee complaints regarding accounting and auditing practices of the company; and pursuant to which such complaints which have been received by the company from third parties shall be forwarded to the Committee.

(vi)	Inspection and review of the books and papers as well as other assets of the Company.

(vii)	Consent to the resolution of the Management Board or a especially designated committee of the Management Board regarding an increase in the capital by means of the issuance of new shares out of approved and or conditional capital to the extent that they are not to be issued to employees or the exclusion of pre-emptive rights in connection with a share option plan.

         (viii)   The granting of consents to the following matters of business of the Management Board requiring consent:
•	investments in-kind, portfolio investments and financial investments (including lease financing investments), as well as disinvestments, to the extent that a single project exceeds 5% of the then applicable investment budget

•	the granting of surety-ships, guarantees and loans to third parties outside the concern, the amount of which exceeds 5% of the shareholders equity on the balance sheet

(ix)	Consent to the resolutions of the Management Board with respect to the exercise of the authority granted by the general Shareholders Meeting regarding the issuance of options or convertible securities, in particular the determination of lending limits and the possible exclusion of pre-emptive rights.

(x)	Discussion of questions regarding risk management and review of the risk management system.
(2)	In addition the Committee supports the Supervisory Board in the oversight of management. In may for this purpose in particular assert the special inspection and review rights of the Supervisory Board pursuant to Section 111 paragraph 2 of the Stock Corporation Act.

(3)	The Committee may through its Chairman at any time pose questions to the auditor and discuss these. It may require all reports from the auditor that must be prepared pursuant to applicable legal or other requirements. In addition it may discuss with the auditor problems with or in connection with the audit.

(4)	The Committee reports regarding its work through the Chairman to the Supervisory Board; the reports are made in the regularly scheduled meetings of the Supervisory Board; in urgent cases the Chairman of the Committee may also advise the Supervisory Board outside of regular meetings. The audit committee reviews regularly the efficiency of its work; this review may also take place in the context of an efficiency review of the Supervisory Board.
Convening of Meetings
(1)	The meetings of the Committee take place regularly, at least once per calendar quarter if possible. In addition they will be convened when necessary to the fulfilment of the duties of the Committee.

(2)	The meetings of the Committee will be called by the Chairman in writing, by fax or by email or by telephone on at least two weeks notice. In connection therewith the day of sending of the notice and the day of the meeting will not be included in the calculation. In urgent cases the notice period may be shortened to 3 days. The Committee will be convened if 2 of its members so demand, providing a statement of the reasons therefor.

(3)	The notice of meeting shall be accompanied by notice of the place and time of the meeting as well as the agenda if possible.

(4)     The meetings shall take place at the head quarters of the company if the Chairman of the Committee has not determined another place.
§ 5
Adoption of Resolutions
(1)     Resolutions of the Committee will be adopted in the course of meetings. Outside of meetings resolutions may be adopted in writing, by fax, by email or by telephone if the Chairman has so determined and no member of the Committee objects without delay. The following paragraphs will apply appropriately to resolutions outside of meetings.
(2)     The Committee is empowered to make resolutions when its members have been summoned in accordance with these regulations and at least 3 members take part in such meeting either in person or by proxy. A member also takes part in the determination of resolution if he abstains.
(3)     Resolutions regarding agenda items that have not been notified in accordance with these regulations may only be adopted at a meeting if no member of the Committee present objects. Absent members of the Committee are in such a case entitled to object to the resolution or to provide their subsequent consent during an appropriate period determined by the Chairman. The resolution first becomes effective when no absent member has objected within the stated period.
(4)     Resolutions to the Committee will be adopted with the simple majority of votes cast, insofar as the law does not otherwise require. This also applies to elections.
(5)     In the event of a tied vote the Chairman shall have a second vote in the case of a further tie.
(6)     Minutes shall be taken of the meetings and resolutions of the Committee if so determined by the Chairman. Each member of the Committee shall then receive a draft. The minutes shall include the place and day of the meeting, the participants, the agenda items, the essential points of the discussion and the resolutions of the Committee.
§ 6
Conflicts of Interest
Each member of the Committee must avoid conflicts of interest and where unavoidable must resolve them in favour of the Company. Such conflicts of interest must be reported to the Committee by the Member concerned. If the matter may not otherwise be resolved the Committee Member must resign from the Committee. In the event of doubt the Supervisory Board decides in these matters.
§ 7
Obligation of Confidentiality
Section 11 of the Rules of Procedure of the Supervisory Board also applies to the work of the Committee. In particular for all confidential information and secrets of the Company as well as for the contents and proceedings of the Committee meetings, proposed resolutions and resolutions.
§ 8
Effectiveness
These Rules of Procedure of the Committee shall come into effect on 30 July 2005. Any amendments will become effective upon the adopting of the respective resolution or at the time specified in the respective adopting resolution.